Two Degrees Stock Settled
Option Plan Rules

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10 NO ASSIGNMENT	17

11 NOTICES	17

12 GOVERNING LAW	18

SCHEDULE 1 - EXERCISE NOTICE	19

SCHEDULE 2 CUSTODIAN ARRANGEMENTS	20

SCHEDULE 3	26

DEED OF ADHERENCE	26

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TWO DEGREES STOCK SETTLED OPTION PLAN RULES

Date: 19 November 2014

PLAN

A The Company wishes to establish a stock settled option plan to enable selected senior managers to be issued options to acquire shares in the Company.

B The Plan will also, in respect of certain employees of the Company, replace the following plans:

• NZ Communications Limited Senior Executive Option Plan;

• Two Degrees Mobile Limited 2008 Partly Paid Share Plan; and

• Two Degrees Mobile Limited 2010 Partly Paid Share Plan.

C The Plan will be known as the Two Degrees Stock Settled Option Plan and this document sets out the rules applying to the Plan.

D The Plan was approved by the Board on 19 November 2014.

1 DEFINITIONS

1.1 In these Plan Rules, unless the context requires otherwise:

Act means the Companies Act 1993.

Associate means:

(a) in relation to an individual:

(i) his or her spouse and any child under the age of 18 or parent of the individual or of his or her spouse (together, his or her family);

(ii) the nominees of, and the Custodians, acting in their capacity as such Custodians, of any trust of which he or she or any of his or her family is a beneficiary, or, in the case of a discretionary trust, is a discretionary object (together, relevant Custodians); and

(iii) any company which he or she and/or his or her family and/or relevant Custodians have taken together control,

in each case from time to time; and

(b) in relation to a company, any direct or indirect subsidiary or direct or indirect holding company of it, and any subsidiary of any such holding company (the foregoing being its associated companies) and any company which it or any of its associated companies control (in each case from time to time);

and for the purposes of (a) and (b) above, a person shall be deemed to control a company if that person, directly or indirectly:

(i) controls the composition of a majority of the board of the company;

(ii) controls more than half of the voting power of the company;

(iii) holds legally or beneficially more than half of the issued share capital, or ordinary share capital, of the company; or

(iv) is a person in accordance with whose directions the board of directors of the company is accustomed to act.

Agreed Valuer means a reputable investment bank, firm of chartered accountants or other independent person or body whom the Board reasonably considers has the expertise, experience and access to the necessary data to carry out the relevant review or valuation.

Board means the board of directors for the time being of the Company and includes a committee or other delegate of the board of directors to which the board has delegated its powers under these Plan Rules.

Bona Fide Third Party Acquirer means any person who wishes to acquire Shares, other than (i) a person who directly or indirectly competes with the Business in New Zealand; (ii) a person who acquires the Shares other than at arm's length and on fair market terms; (iii) any person which is, or any of its Associates is, the subject of governmental or regulatory inquiry or investigation anywhere in the world; or (iv) any person which in the reasonable opinion of the Majority Shareholders is not of good reputation, may not have the financial resources to fulfil its obligations once a Shareholder, or whose presence on the register of shareholders of the Company may adversely affect the prospects of the Majority Shareholders realizing their investment in the Company through an appropriate exit strategy.

Business means the business of the Company as described in the Constitution.

Business Day means a day (other than a Saturday, a Sunday or a public holiday) on which registered banks are open for retail trading business in Auckland, New Zealand.

Company means Two Degrees Mobile Limited

Constitution means the constitution of the Company, as amended or substituted from time to time.

Custodian means NZ Communications Trustee Limited.

Deed of Adherence means a deed in the form set out in Schedule 3.

Drag Along Notice has the meaning given to that term in clause 5.13.

Employee means a full time employee or officer of the Group and "employed" and "employment" shall be construed accordingly.

Exercise Date means the date on which a Participant gives the Company an Exercise Notice.

Exercise Notice means a notice in (or substantially in) the form attached in Schedule 1.

Exercise Period means in relation to an Option, the period during which the Option may be exercised, commencing on and including the Vesting Date and ending on and including the Expiry Date, as set out in a Participant's Grant Letter.

Expiry Date means in relation to an Option, the final date of the Exercise Period on which the Option is entitled to be exercised, after which date that Option cannot be exercised, as set out in a Participant's Grant Letter.

Grant Letter means a letter granting options to an Employee under clause 3.2.

IPO means an initial public offering by the Company.

Majority Shareholders means Tesbrit BV and Trilogy International New Zealand LLC or such other persons that the Board determines are to be considered as "Majority Shareholders" for the purposes of these Plan Rules.

Market Price means, for any particular Options:

(a) where the Company is listed on a Securities Exchange on the Exercise Date, the volume weighted average price of a Share on the Securities Exchange on which the Company has its primary listing for the 20 Business Days immediately before (but excluding) the Exercise Date for those Options;

(b) where the Options are exercised as a result of clauses 4.8 to 4.11, the issue or purchase price for shares under the relevant event; or

(c) where the Company is not listed on a Securities Exchange on the Exercise Date and the effective date of the Company's most recent annual valuation is not more than 6 months before the Exercise Date, the value of the Company's shares as determined in the Company's most recent annual valuation performed by an Agreed Valuer;

where the Company is not listed on a Securities Exchange on the Exercise Date and the effective date of the Company's most recent annual valuation is more than 6 months before the Exercise Date, the value of the Company's shares as determined in the Company's next annual valuation performed by an Agreed Valuer which follows the Exercise Date.

Options means the rights granted to a Participant to be issued a number of Shares, as determined in accordance with, and subject to, these Plan Rules.

Participant means an Employee who has been approved by the Company as a Participant of the Plan and who has accepted an offer of Options.

Plan means the Two Degrees Stock Settled Option Plan as more particularly described in these Plan Rules.

Plan Rules means the rules of the Plan, as set out in this document and any subsequent amendments.

Previous Plans means the previous plans established by the Company described in paragraph A of the Background.

Reference Price means, for any particular Options, the price specified as such in a Participant's Grant Letter.

Securities Exchange means any stock or securities exchange on which the Company is listed.

Settlement Amount means, for any particular Options, the amount calculated in accordance with the following formula:

SA = [MP - RP] x N

where

SA is the Settlement Amount for those Options.

MP is the Market Price for those Options.

RP is the Reference Price for those Options.

N is the number of Options.

Settlement Shares means an amount calculated in accordance with the following formula:

𝑆𝑆 = 𝑆𝐴 , where:

𝑀𝑃

SS is the Settlement Shares;

SA is the Settlement Amount;

MP is the Market Price,

and provided that where the Settlement Shares is a fractional number of Shares, this number will be rounded up to the nearest whole Share.

Share means a share issued or transferred by the Company to the Custodian (to hold on behalf of a Participant) or to a Participant, in accordance with these Plan Rules.

Shareholders means, at any given time, all shareholders of the Company and Shareholder has a corresponding meaning.

Subsidiary means a subsidiary of the Company within the meaning given to the term subsidiary in the Act or any other company that the Board deems to be an  associated company.

Tag Along Notice has the meaning given to that term in clause 5.14.

Two Degrees Group means the Company and all its Subsidiaries.

Vesting Date means in relation to an Option, the opening date of the Exercise Period on which the Option is entitled to be exercised, before which date that Option cannot be exercised, as set out in a Participant's Grant Letter.

Construction

1.1 Except where the context otherwise requires, references to one gender include each other gender, the singular includes the plural and vice versa and references to a document include that document as modified, supplemented, novated or substituted from time to time.

1.2 A reference to a month is a reference to a calendar month.

1.3 Where any calculation or adjustment to be made under the Plan produces a fraction of a cent or a fraction of a Share, the fraction shall be eliminated by rounding up to the nearest whole number.

1.4 These Plan Rules are subject to the Constitution. In the event of a conflict or inconsistency between these Plan Rules and the terms of any other document, these Plan Rules shall prevail.

1.5 Headings and the contents page are to be ignored in construing these Plan Rules.

1.6 For the purposes of calculating the number of Settlement Shares to be issued under these Plan Rules, if the Market Price and/or the Reference Price) is calculated or set as a US dollar amount, each relevant amount will be converted to New Zealand dollars by using the NZD/USD buy exchange rate published by the Bank of New Zealand on its website at 9.30am on the date on which the Company is to issue the Settlement Shares to a Participant in accordance with clause 4.5.

2 ESTABLISHING THE PLAN

The Two Degrees Stock Settled Option Plan

2.1 The Company wishes to establish a Plan to be known as the Two Degrees Stock Settled Option Plan to:

(a) enable certain Employees to be granted Options; and

(b) replace the Previous Plans in respect of certain Employees participating in those Previous Plans.

Objectives of the Plan

2.2 The objectives of the Plan are to:

(a) incentivize and motivate Participants to continue in employment with, and improve the performance of, the Two Degrees Group;

(b) encourage Participants to exercise long-term thinking to contribute to the long-term success of the Two Degrees Group; and

(c) align the interests of Participants with those of the Two Degrees Group.

3 ISSUE OF OPTIONS

Issue of Options

3.1 The Board on behalf of the Company may differentiate between Employees as to their eligibility under the Plan, the extent to which they may benefit under the Plan and the terms and conditions upon which they may acquire or deal with Options or Shares.

3.2 Options and Shares shall be offered by the Company in such manner, with such special rights or restrictions and subject to such special terms and conditions as the Board may from time to time in its absolute discretion determine and as those terms and conditions are currently set out in these Plan Rules. A letter granting Options to an Employee must specify (the Grant Letter):

(a) the Reference Price for those Options;

(b) the Vesting Date, Expiry Date and Exercise Period for those Options; and

(c) the number of Options granted.

3.3 To accept an offer of Options, an Employee must sign and return to the Company the Grant Letter by the date and time specified in the Grant Letter.

3.4 The Company shall maintain, or procure that a third party maintains, a register of Participants, Options held by Participants and Shares held on for the benefit of those Participants by the Custodian.

4 VESTING AND EXERCISE OF OPTIONS

Vesting of Options

4.1 Subject to a Participant being employed in full time position with the Company or any Subsidiary on the Vesting Date, the Options shall vest on that Vesting Date and will be able to be exercised by the Participant in accordance with these Plan Rules.

Exercise of Options

4.2 Upon vesting, a Participant shall be entitled to exercise the relevant Options at any time during the Exercise Period, provided that either:

(a) the Participant holds a full time position with the Company or any Subsidiary at the time of exercise; or

(b) where the Participant has ceased to hold a full time position with the Company or any Subsidiary, the Options are exercised by the Participant before the earlier of:

(i) the date that falls one year after the cessation of the Participant's employment; and

(ii) the expiry of the Exercise Period, subject to the terms of a Participant's Grant Letter.

4.3 For the avoidance of doubt, in the event that a Participant is no longer able to exercise any Options in accordance with clause 4.2, any Options that have not been exercised by the Participant shall lapse.

4.4 A Participant may, subject to the proviso in clause 4.2, during the Exercise Period exercise all or part of the relevant Options that have vested by giving to the Company an Exercise Notice.

4.5 On the exercise of Options by a Participant in accordance with clause 4.4 or clause 4.7:

(a) where the effective date of the Company's most recent annual valuation is not more than 6 months before the Exercise Date, the Company shall, as soon as practicable after receipt of the relevant Exercise Notice, issue to the Custodian (to be held on behalf of the Participant) the Settlement Shares; or

(b) where the effective date of the Company's most recent annual valuation is more than 6 months before the Exercise Date, subject to clause 4.12, the Company shall, as soon as practicable after completion of the next annual valuation of the Company, issue to the Custodian (to be held on behalf of the Participant) the Settlement Shares.

Earlier Vesting upon Death or Board Discretion

4.6 Notwithstanding any other provision, if before the Vesting Date for any Options a Participant ceases to be employed in a full time position by the Company or a Subsidiary because of the Participant's death or as the Board in its sole discretion may determine, then the Company shall give a written notice to the Participant (or their estate or personal representative) as soon as reasonably practicable after the relevant event stating the number of Options that it has determined shall vest and the period during which those Options may be exercised. The Board must not exercise its discretion under this clause if the Participant's employment is terminated for reasons of serious misconduct or poor performance.

4.7 Upon receipt of a written notice from the Company in accordance with clause 4.6, a Participant, or the Participant's estate or personal representative, may within the period set out in the notice from the Company, give an Exercise Notice to the Company in relation to a specified number of Options up to and including the number of Options set out in the notice from the Company. Clause 4.5 will apply in respect of the Options exercised.

Exercise of Options upon IPO

4.8 If the Board wishes to register an offer document in respect of an IPO of the Company the Board must give Participants with Options notice of such intention at least 20 Business Days prior to the intended date for registration (an IPO Notice). The effect of an IPO notice is that:

(a) any unvested Options will be deemed to have vested, subject to the sale and/or issue of shares under the IPO completing;

(b) each Participant is entitled to exercise their Options during the period beginning on the date of the IPO Notice and ending on the last day for exercise, as set out in the IPO Notice;

(c) upon exercise of any Options pursuant to clause 4.8(b), the Company will issue to the Participant their Settlement Shares in conjunction with completion of the sale and/or issue of shares under an IPO;

(d) in anticipation of the IPO a Participant may (but is not obliged to) contract to sell any Shares that may be issued pursuant to clause 4.8(c), provided that such sale is conditional on completion of the sale and/or issue of shares under an IPO; and

(e) if the sale and/or issue of shares under the IPO does not complete:

(i) the Company will not be under any obligation to issue any Shares to a Participant and/or the Custodian under this clause 4.8;

(ii) any Options which vested as a result of this clause 4.8 will no longer be considered to have vested; and

(iii) Participants will retain the right to exercise their Options again during the relevant Exercise Period, originally notified in the Participant's Grant Letter.

Exercise of Options upon Sale of 50% or more of Company

4.9 If a person or group of persons acting in concert enters into an agreement to acquire more than 50% of the ordinary shares of the Company on issue (a 50% Sale Agreement), the Board must give Participants with Options notice of such agreement as soon as practicable after becoming aware of such agreement (a Sale Notice). The effect of a Sale Notice is that:

(a) any unvested Options will be deemed to have vested, subject to completion of the 50% Sale Agreement;

(b) each Participant is entitled to exercise their Options during the period beginning on the date of the Sale Notice and ending on the last day for exercise, as set out in the Sale Notice;

(c) upon exercise of any Options pursuant to clause 4.9(b), the Company will issue to the Custodian (on behalf of the Participants) their Settlement Shares immediately before completion of the 50% Sale Agreement;

(d) a Participant may (but is not obliged to) contract to sell any Shares that may be issued pursuant to clause 4.9(c) to the person or persons acquiring shares under the 50% Sale Agreement, provided that such sale is conditional on completion of the 50% Sale Agreement; and

(e) if the 50% Sale Agreement does not complete:

(i) the Company will not be under any obligation to issue any Shares to a Participant and/or Custodian under this clause 4.9;

(ii) any Options which vested as a result of this clause 4.9 will no longer be considered to have vested; and

(iii) Participants will retain the right to exercise their Options again during the relevant Exercise Period, originally notified in the Participant's Grant Letter.

Exercise of Options upon Drag Along Notice

4.10 If the Majority Shareholders give a Drag Along Notice under clause 5.13, the Board must also give Participants with Options a Drag Along Notice. The effect of the Drag Along Notice for Participants is that:

(a) any unvested Options will be deemed to have vested, subject to completion of the sale of the Majority Shareholders' shares in conjunction with a Drag Along Notice;

(b) each Participant will be deemed to have exercised all their Options on the date of the Drag Along Notice;

(c) the Company will issue to the Custodian (on behalf of the Participants) their Settlement Shares immediately prior to completion of the sale of the Majority Shareholders' Shares in conjunction with a Drag Along Notice;

(d) each Participant will be required to sell their Shares issued pursuant to clause 4.10(c) (and, for the avoidance of doubt, any other Shares held by or for a Participant) in accordance with the provisions of clause 5.15; and

(e) if the sale of the Majority Shareholders' shares in conjunction with a Drag Along Notice does not complete:

(i) the Company will not be under any obligation to issue any Shares to a Participant and/or Custodian under this clause 4.10;

(ii) any Options which vested as a result of this clause 4.10 will no longer be considered to have vested; and

(iii) Participants will retain the right to exercise their Options again during the relevant Exercise Period, originally notified in the Participant's Grant Letter.

Exercise of Options upon Tag Along Notice

4.11 If the Majority Shareholders give a Tag Along Notice under clause 5.14, the Board must also give Participants with Options a Tag Along Notice. The effect of the Tag Along Notice for Participants is that:

(a) any unvested Options will be deemed to have vested, subject to completion of the sale of the Majority Shareholders' shares in conjunction with a Tag Along Notice;

(b) each Participant is entitled to exercise their Options during the Period beginning on the date of the Tag Along Notice and ending on the last day for acceptance set out in the Tag Along Notice (which must not be less than 7 days after the date of the Tag Along Notice);

(c) upon exercise of the Options pursuant to clause 4.11(b), the Company will issue to the Custodian (on behalf of the Participants) their Settlement Shares in conjunction with completion of the sale of the Majority Shareholders' shares in conjunction with the Tag Along Notice;

(d) a Participant may (but is not obliged to) tag along on any sale by the Majority Shareholders and the provisions of clause 5.15 will apply; and

(e) if the sale of the Majority Shareholders' Shares in conjunction with a Tag Along Notice does not complete:

(i) the Company will not be under any obligation to issue any Shares to a Participant and/or Custodian under this clause 4.11;

(ii) any Options which vested as a result of this clause 4.11 will no longer be considered to have vested; and

(iii) Participants will retain the right to exercise their Options again during the relevant Exercise Period, originally notified in the Participant's Grant Letter.

Occurrence of acceleration events while annual valuation awaited

4.12 If:

(a) a Participant has exercised Options pursuant to clauses 4.4 or 4.7;

(b) Settlement Shares have not yet been issued to the Participant pursuant to clause 4.5(b) as a result of the Company's most recent annual valuation being more than 6 months before the Exercise Date; and

(c) any of the events in clauses 4.8 to 4.11 occurs,

the Participant may exercise the Options in accordance with clauses 4.8 to 4.11 (as applicable) and the number of Settlement Shares to be issued will be calculated in accordance with the relevant clause (and, for the avoidance of doubt, the applicable Market Price will be the issue or purchase price for shares under the relevant event).

Corporate Events prior to Exercise of Options

4.13 If, for any particular Options, between the date on which those Options were issued and the date on which those Options are exercised by a Participant:

(a) further securities are issued by way of bonus to shareholders of the Company;

(b) the Company makes or announces any rights issue, or other offer to holders of Shares to take up Shares or other securities;

(c) any consolidation or subdivision of Shares, Share buyback, amalgamation, or other reconstruction of or adjustment to the Shares or the share structure of the Company, of any nature whatsoever, is made or announced, the Board may (but is not obliged to) make such adjustments or alterations to the terms of those Options or the calculation of the Settlement Amount for those Options as in the reasonable opinion of the Board are necessary or desirable, provided that such adjustment complies with the rules of any Securities Exchange on which the Company is listed.

Each Participant acknowledges that the Company is under no obligation to adjust or alter the terms of the Options or the calculation of the Settlement Amount if an event described in this clause 4.13 occurs.

Lapse of Options

4.14 Any Options not exercised by a Participant shall lapse upon the occurrence of the following events and the Participant shall have no rights or claims in respect of those Options whatsoever:

(a) A Participant ceases to be employed in a full time position with the Company or any Subsidiary prior to the Vesting Date and the Board does not exercise its discretion under clause 4.6;

(b) If any Options once vested are not validly exercised by the Participant within the Exercise Period;

(c) Any notice is given pursuant to clauses 4.8 to 4.11 and any Options are not exercised by a Participant during the applicable period;

(d) The Participant ceases to hold a full time position with the Two Degrees Group for any reason whatsoever during the Exercise Period and the Participant does not exercise their Options within the period set out in clause 4.2(b);

(e) The Participant gives written notice to the Company that they wish to surrender their Options; or

(f) The Participant commits any material breach of any provision of these Plan Rules and fails to remedy it within 14 days of being required to do so by the Company.

5 ISSUE TERMS AND TRANSFER RESTRICTIONS

Issue Terms

5.1 All Shares issued by the Company upon the exercise of an Option will be issued on the same terms as all other ordinary shares in the Company.

5.2 Upon the issue of any share where the Company is not listed on a Securities Exchange, the Participant must accede to any shareholders' agreement in existence at that time, if required to do so by the Board.

Transfers of Shares - Company not listed

5.3 No Shares may be sold or transferred by the Participant except in accordance with the provisions of these Plan Rules and the Constitution.

5.4 Each Participant agrees to follow and comply with the provisions for the transfer of Shares set out in these Plan Rules as a condition of allotment and issue of Shares.

5.5 Each Participant agrees and undertakes to the other shareholders that he or she shall not:

(a) mortgage (whether by way of fixed or floating charge), pledge or otherwise encumber his or her legal or beneficial interest in the whole or any of his or her Shares;

(b) sell, transfer, assign or otherwise dispose of all or any of his or her Shares or any legal or beneficial interest therein or purport to do any of those things other than:

(i) to the Majority Shareholders; or

(ii) to a Permitted Transferee in accordance with clause 5.6, or a Bona Fide Third Party Acquirer in accordance with clause 5.9 and provided that such transfer shall be conditional upon the Permitted Transferee or Bona Fide Third Party Acquirer executing a Deed of Adherence to these Plan Rules and to any shareholders' agreement in existence at that time, if required to do so by the Board; or

(iii) as permitted by clauses 5.10 to 5.12;

(c) enter any agreement with respect to the exercise of the voting rights attached to all or any of his or her Shares; or

(d) agree, whether conditionally or otherwise, to do any of the foregoing, other than with the prior written consent of the Majority Shareholders or as permitted by these Plan Rules.

5.6 Notwithstanding anything to the contrary in these Plan Rules, a Participant (a Transferor) may at any time with the written consent of the Board transfer the beneficial entitlement of any Shares held by the Custodian on behalf of the Participant to a spouse, child, parent of the Participant, or a trustee of any trust that in the reasonable opinion of the Board is principally for the benefit of the Participant or one or more of the persons described in this clause 5.6, each such transferee hereafter described as a "Permitted Transferee", provided always that the requirements of clause 5.7 are complied with.

5.7 For the purposes of clause 5.6, the transfer requirements are:

(a) before such a transfer takes place, the Permitted Transferee shall have agreed in writing with the Company that if any such Permitted Transferee ceases to be a Permitted Transferee of the Participant, it shall give notice immediately prior to such cessation and immediately transfer the beneficial entitlement to such Shares back to the Participant or one of his or her then Permitted Transferees;

(b) before such a transfer takes place, the Permitted Transferee shall first enter into a Deed of Adherence to these Plan Rules in the form required by the Majority Shareholders;

(c) the Participant shall remain liable for any and all of its obligations under these Plan Rules.

5.8 If following a transfer of the beneficial entitlement to any Shares by a Participant to a Permitted Transferee, the provisions of clause 5.7 are not strictly complied with, or the agreement delivered pursuant to clause 5.7(a) is not strictly complied with by the Permitted Transferee, upon notice in writing from any other Shareholder to the Company, the Transferor and the Permitted Transferee shall be deemed to be a Defaulting Shareholder to whom the provisions of clause 5.16 shall apply.

5.9 Where a Participant wishes to sell, transfer or otherwise dispose of the beneficial entitlement to his or her Shares held on behalf of the Participant by the Custodian (the Offeror Shareholder) to a Bona Fide Third Party Acquirer, unless such sale is otherwise agreed by the Majority Shareholders, or is to a Permitted Transferee then:

(a) the Offeror Shareholder shall give an irrevocable notice in writing (the Transfer Notice) to the Company identifying the Shares held by the Custodian on behalf of the Offeror Shareholder (the Offer Shares), the third party, and the proposed price (the Proposed Price);

(b) the Company shall respond in writing to the Transfer Notice within 20 Business Days and either:

(i) agree to purchase all of the Offer Shares from the Offeror Shareholder at the lower of the Proposed Price and the fair market value of the Offer Shares as determined by the Company acting reasonably (the Transfer Price); or

(ii) elect to purchase some or none of the Offer Shares from the Offeror Shareholder at the Transfer Price. In this event, the Company shall offer the Offer Shares that the Company will not purchase to the existing ordinary shareholders of the Company on a pro-rata basis at the Transfer Price with 10 Business Days to respond to the offer;

(c) to the extent that neither the Company nor the ordinary shareholders elect to purchase the Offer Shares, the Offer Shares may be transferred to the Bona Fide Third Party Acquirer by the Offeror Shareholder at a price not less than the Transfer Price within 20 Business Days;

(d) the Custodian on behalf of the Offeror Shareholder and the Company are bound to transfer the Offer Shares in accordance with the above provisions.

Transfer of Shares - IPO

5.10 If the Board wishes to register an offer document in respect of an IPO of the Company the Board must give Participants for whom the Custodian holds Shares notice of such intention at least 20 Business Days prior to the intended date for registration (an IPO Sale Notice). The effect of an IPO Sale Notice is that:

(a) any transfer restrictions set out in these Plan Rules will not apply so that a Participant may (but cannot otherwise) contract to sell any Shares as part of or in connection with the IPO, provided that such sale is conditional on completion of the sale and/or issue of shares under an IPO;

(b) if the sale and/or issue of shares under the IPO does not complete, the transfer restrictions set out in these Plan Rules will continue to apply.

Transfer of Shares - Company listed

5.11 Where the Company is listed, Shares held by a Participant will be freely transferable, subject to the Participant's compliance with all applicable laws (including those relating to insider trading) and any securities dealing or insider trading policy of the Company.

Transfer of Shares - Sale of 50% or more of Company

5.12 The transfer restrictions set out in these Plan Rules will not apply if a Participant (or the Custodian on their behalf) contracts to sell a Participant's Shares as part of an agreement where a person or group of persons acting in concert agrees to acquire more than 50% of the ordinary shares of the Company on issue.

Drag Along and Tag Along Rights

5.13 If the Majority Shareholders intend to sell all of the shares held by them to a third party (the Potential Purchaser) and the Potential Purchaser wishes to purchase all of the shares in the Company, the Majority Shareholders may give a notice to the Participants (the Drag Along Notice) stating that they intend to sell all their shares to the Potential Purchaser and requiring the Participants to sell their Shares to the Potential Purchaser. Such Drag Along Notice shall specify the price per Share at which the Majority Shareholders and each Participant shall sell their Shares (which shall be the same for all parties). Upon service of a valid Drag Along Notice, Participants may not sell, transfer or assign any Shares other than to the Potential Purchaser on the terms of the Drag Along Notice.

5.14 If the Majority Shareholders intend to sell all of the shares held by them to a Potential Purchaser and do not serve a Drag Along Notice, the Majority Shareholders will give a notice to the Participants (Tag Along Notice) giving him or her the right to tag along on any sale by the Majority Shareholders on the basis that if accepted the Majority Shareholders shall:

(a) procure that the offer to purchase is extended to Participants holding Shares at the same price and no less favorable terms to those offered to the Majority Shareholders; and

(b) if the Potential Purchaser is unwilling to so extend its offer, themselves offer to acquire such number of Shares from the Participants as will result in the Participants selling not less than the same pro rata proportion of his or her total shareholding as the Majority Shareholders. For the avoidance of doubt, the Majority Shareholders may offer to acquire all of the shareholding of the Participants at their discretion.

The Participants shall have such period as may be specified in the Tag Along Notice, but not less than 7 days, to accept such offer, following which it shall automatically lapse.

5.15 Completion of the sale and purchase of Shares following service of a Drag Along Notice or acceptance of a Tag Along Notice shall take place under, and in accordance with the terms of the sale agreement agreed between the Majority Shareholders and the Potential Purchaser (Sale Agreement). The Participants who are subject to a  Drag Along Notice or Tag Along Notice (as applicable) shall authorise the Custodian to enter into the Sale Agreement on their behalf (or a comparable agreement with the Majority Shareholders if clause 5.14(b) shall apply) and deliver to the Potential Purchaser all such documentation (including instrument of transfer, resignations of Directors, and share certificates, if any) as required under the Sale Agreement. To the extent that the Custodian shall fail so to do after issue of a Drag Along Notice or acceptance of a Tag Along Notice, the Majority Shareholders are hereby irrevocably constituted the lawful attorney of the Custodian to undertake such acts, and execute and deliver such documents, in the Custodian's name and on its behalf. The Majority Shareholder may receive any consideration paid by the Potential Purchaser to the Participants as trustee on behalf of the Participants and payment of such monies to the Majority Shareholders into a separate appropriately designated bank account shall be a good discharge to the Potential Purchaser.

Transfer on Default

5.16 A Participant shall be deemed to be a defaulting shareholder (Defaulting Shareholder) for the purposes of these Plan Rules if:

(a) the Participant commits any material breach of any provision of these Plan Rules and fails to remedy it within 14 days of being required to do so by any other Shareholder (excluding the Custodian) or the Board; or

(b) any other person takes any action or any legal proceedings are started or other steps taken for the Participant to be adjudicated or found bankrupt.

5.17 A Defaulting Shareholder shall be deemed to have given a transfer notice under clause 5.9(a) and to have included in the Transfer Notice a Transfer Price equal to the fair market value of the Offer Shares as determined by the Company acting reasonably.

6 ACKOWLEDGEMENTS AND UNDERTAKINGS BY PARTICIPANTS

Non-competition

6.1 To protect the goodwill of the Company, each Participant undertakes that the Participant and any Associate of the Participant will not be directly or indirectly concerned or interested in any capacity in any company, firm, trust or other enterprise or entity which is concerned or interested in or carries on, whether alone or in conjunction with others, any business that is the same or substantially similar to the Business or in competition with the Business within New Zealand.

No employment rights

6.2 Each Participant waives all rights to compensation or damages in consequence of the termination of his or her employment with the Company for any reason whatsoever insofar as those rights arise, or may arise, from his or her ceasing to be entitled to any Options or Shares as a result of such termination.

Confidentiality

6.3 Except to the extent required by law, a Participant shall not make any public announcement or statement concerning these Plan Rules or any matter arising under or in connection with them without the prior written approval of the Board.

7 CUSTODIAN ARRANGEMENTS

7.1 Any Shares issued by the Company to a Participant under the Plan while the Company is not listed on a Securities Exchange will be held by the Custodian as custodian on behalf of the Participant. The terms of the custodian arrangements are set out in Schedule 2.

8 AMENDMENT AND TERMINATION

Board's Discretion

8.1 Subject to clause 8.2, the Board may from time to time:

(i) vary any term of a Participant's participation in the Plan, with the agreement of the Participant;

(ii) amend the Plan, if the Board considers that the interests of Participants affected are not materially prejudiced; or

(iii) amend the Plan to the extent necessary to comply with the rules of any Securities Exchange on which the Company is listed.

Notice to Participants

8.2 The Board will give notice of any amendment to the Plan to all Participants affected.

9 QUOTATION AND TRANSFER

Options will not be quoted on a stock exchange and will not be transferable (except where such transfer occurs as a result of the operation of law).

10 NO ASSIGNMENT

The entitlements, rights and interests of the Participants under the Plan are strictly personal and shall not in any way be assigned, transferred, encumbered or alienated unless the prior written consent of the Company is obtained.

11 NOTICES

11.1 Any notice or other communication to be given under these Plan Rules must be in writing addressed to the recipient at:

(a) in the case of the Company, its address for service or any email address notified by the Company to a Participant. Until a change is so notified, the email address for the Company is talentteam@2degreesmobile.co.nz; or

(b) in the case of each Participant:

(i) such address of the Participant as is held by the Company in its employee records;

(ii) a Participant's email address with the Company; or

(iii) such email address as is notified by a Participant to the Company.

11.2 Delivery may be effected by hand, by post with postage prepaid, or by email. A notice or other communication will be deemed to have been received:

(a) in the case of hand delivery, at the time of actual delivery to the recipient's address;

(b) in the case of delivery by pre-paid post, on the 2nd Business Day after posting;

(c) in the case of delivery by email, at the time at which it enters the addressee's information system (as shown in a confirmation of delivery report from the sender's information system, which indicates that the email was sent to the email address of the addressee notified for the purposes of this clause).

However, if a notice or other communication is received or deemed to have been received after 5 pm on a Business Day in the place to which it is sent, or on a day which is not a Business Day in that place, it will be deemed not to have been received until the next Business Day in that place.

12 GOVERNING LAW

These Plan Rules are governed by, and shall be interpreted in accordance with, the laws of New Zealand. The Company, each Participant and the Custodian each irrevocably submit to the non-exclusive jurisdiction of the Courts of New Zealand in respect of all matters relating to these Plan Rules.

SCHEDULE 1 - EXERCISE

EXERCISE NOTICE

To: Two Degrees Mobile Limited (the Company)

I,                                                                 , hereby exercise the share options granted to me pursuant to a grant of options dated               ,               , as to [all/               options], subject to the Two Degrees Stock Settled Option Plan Rules.

I acknowledge that the value of any Shares I receive will be taxable as income, and I will need to personally file a tax return and pay any tax due on the Shares to Inland Revenue.

Dated:

Signature

Name

  Address

SCHEDULE 2
CUSTODIAN ARRANGEMENTS

The Custodian holds Shares as custodian and bare trustee for and on behalf of the Holder on the terms set out below.

1 Definitions and Construction

1.1 In these terms unless the context otherwise requires:

Beneficial Interest means the beneficial interest in Shares held by the Holder;

Business Day means a day (other than a Saturday, a Sunday or a public holiday) on which registered banks are open for retail trading business in Auckland, New Zealand;

Company means Two Degrees Mobile Limited;

Custodian means such person or persons appointed by the Company who meet(s) the criteria set out in clauses 2.1(a) and (b).

Holder means the beneficial holder of the Shares as a consequence of the exercise of the Options under the Plan;

Plan means the Two Degrees Stock Settled Option Plan;

Shares means shares in the Company held by the Custodian as custodian under the Plan on behalf of the Holder.

2 Replacement of Custodian

2.1 The Company may, by giving no less than 10 Business Days' notice in writing to the Custodian, remove the Custodian and appoint another person or persons to act as Custodian on the terms set out in this Schedule 2 (the Replacement Custodian). The Replacement Custodian must:

(a) be reputable and experienced in holding securities as custodian for other persons; and

(b) not be a subsidiary of the Company.

2.2 On receipt of a notice under clause 2.1, the Custodian will promptly execute all share transfer forms and other documents necessary to transfer legal title to the Shares to the Replacement Custodian.

2.3 The Company will agree the terms of engagement for the Replacement Custodian, provided that the Replacement Custodian must agree to be bound by the terms of this Schedule 2 as if it was initially named as the Custodian.

3 Custodial arrangements

3.1 The Custodian acknowledges that it holds the Shares for and on behalf of the Holder and agrees that it will:

(a) hold the Shares in trust for the Holder;

(b) subject to any deductions permitted under these terms and any obligation on the Custodian to deduct withholding tax, account to the Holder for all dividends and other distributions and benefits derived or derivable from the holding of the Shares;

(c) offer to the Holder the opportunity to acquire a beneficial interest in respect of any shares or other securities issued or proposed to be issued by the Company to the Custodian in respect of the Shares by way of a cash issue or otherwise for the price at which the shares are issued or are proposed to be issued by the Company but, where relevant, only if the Holder complies under the terms of the offer with the Securities Act 1978, the Financial Markets Conduct Act 2013 or other applicable securities laws; and

(d) subject to paragraph (c) above, execute in favor of the Holder an acknowledgment in respect of any bonus or other shares or other securities in the Company which may be issued to the Custodian in respect of the Shares and that such additional shares or other securities are held by the Custodian in trust for the Holder pursuant to these terms.

3.2 Notwithstanding clause 3.1(c), the Custodian may sign a waiver on behalf of the Holder declining any offer of shares by the Company to the Custodian or the Holder if instructed by the Holder.

3.3 In the event that the Custodian shall receive an offer to acquire shares in the Company, the Custodian shall be required to convey the offer to the Holder.

3.4 The Holder authorizes the Custodian to manage communications from the Company in respect of the Shares.

3.5 The Custodian on behalf of the Holder may sign such resolutions of the Company or proxy or proxies to vote at a meeting of shareholders of the Company as the Custodian considers fit (having regard to the interests of the Holder).

3.6 The Holder shall not be entitled to sell or transfer the Beneficial Interest unless it is in accordance with the Plan Rules.

For the avoidance of any doubt, the prohibition in this clause 3.6 extends to the transfer of the Beneficial Interest to or from a trust, a company or any person associated with the Holder.

4 Performance of the Custodian

4.1 The Custodian shall perform (or where permitted procure the performance of) all of its other obligations under these terms in the best interests of the Holder:

(a) in accordance with all methods, practices and standards of diligence and care normally exercised by duly qualified and experienced persons in performing comparable services;

(b) in a proper, businesslike and commercially reasonable manner; and

(c) in a timely and efficient manner.

5 Custodian's Authority

5.1 The Custodian shall have all powers necessary to carry out its role under these terms.

5.2 The Custodian shall have authority to:

(a) attend and vote in person or by proxy at meetings of the shareholders of the Company in such manner as the Custodian considers fit (having regard to the interests of the Holder);

(b) sign pursuant to section 122 of the Companies Act 1993 in respect of the Shares such written resolution as if a meeting had been held as contemplated by clause 5.2(a);

(c) receive all notices given by the Company;

(d) enter into agreements in relation to the Shares (including an agreement to sell or transfer the Shares which may contain certain warranties or indemnities on behalf of the vendors) as directed by the Holder acting in accordance with the Plan Rules;

(e) enter into or accede to any shareholders agreements which contain such reasonable terms as are usually contained in shareholders agreements (and which the Custodian considers in its discretion to be in the Holder's best interests);

(f) open, operate and close any bank account (of any kind) in the name of the Custodian with any bank;

(g) authorize the merger or amalgamation or consolidation of the Company or any subsidiary of the Company in any manner approved by the Board of the Company having regard to any direction of the Holder;

(h) take, defend or compromise any claim, action or proceedings in the name of the Custodian involving the Shares;

(i) possess, transfer or otherwise deal in, and exercise all rights, powers and privileges of ownership or possession with respect to the Shares held by the Custodian on behalf of the Holder.

5.3 Notwithstanding clause 5.2, where the Custodian in its sole and absolute discretion considers it appropriate, the Custodian may seek instructions from the Holder on how to exercise the vote in respect of the Shares. Where the Custodian has sought such instructions, the Custodian shall exercise the vote in respect of the Shares (and all of the shares in the Company owned by the Custodian) in accordance with the instructions of the Holders who beneficially own more than 50% of the shares held by the Custodian in the Company. Where the Custodian has sought instructions, the Custodian shall exercise the vote in respect of the Shares (and all of the shares in the Company owned by the Custodian) in accordance with the instructions obtained as contemplated above regardless of whether a Holder may have directed the Custodian to do otherwise.

5.4 Notwithstanding anything contained in these terms, but subject to the Plan Rules and the Custodian's discretion to enter into agreements in relation to the Shares with the approval of the Board of the Custodian and no other person, the Custodian may sell all or some of the Shares on behalf of the Holder, where:

(a) the Custodian receives a direction to sell from the Holder; or

(b) the Custodian is required to sell the Shares in accordance with the Plan Rules or any shareholders agreement entered into by the shareholders of the Company or the constitution of the Company,

and the Custodian shall account and pay to the Holder the proceeds from the sale of the Shares after deducting such amounts as the Custodian is entitled to receive under these terms.

5.5 The Custodian may engage such solicitors, accountants, valuers or other professional advisers and consultants as the Custodian considers necessary for the proper performance of these terms.

6 Additional Services

6.1 If the Holder wishes the Custodian to perform an obligation which is not expressly covered in these terms, the Holder must first request the Custodian to perform that obligation for a consideration to be agreed before causing that obligation to be performed by the Custodian.

7 Reimbursement of Expenses

7.1 The Company will pay and be responsible for such fee as is agreed by the Company with the Custodian for the Custodian to act as custodian and hold Shares for the benefit of the Holder.

7.2 The Company shall reimburse the Custodian for and in connection with all out-of- pocket costs or expenses which are incurred by the Custodian in carrying out its obligations under these terms. Without limitation these shall include:

(a) the fees and expenses of any solicitor, barrister, valuer, accountant or other person from time to time engaged by the Custodian in the discharge of its duties under these terms;

(b) any expense or liability incurred in bringing or defending any action or suit in respect of the Shares following approval by the Board of the Custodian; and

(c) all valuation fees and expenses incurred in relation to the valuations contemplated by these terms.

8 Liability and Indemnities

8.1 Provided that they shall arise directly as a result of or in connection with the gross negligence or willful default of the Custodian under these terms and subject to clause 8.2, the Custodian indemnifies the Holder against:

(a) all losses incurred by the Holder;

(b) all liabilities incurred by the Holder; and

(c) all legal costs (on a solicitor and own client or full indemnity basis, whichever is greater) and other expenses incurred by the Holder in connection with a demand, action, arbitration or other proceeding (including mediation, compromise, out of court settlement or appeal).

8.2 In no event will the Custodian be liable (whether in contract, tort or otherwise) to the Holder:

(a) for any indirect or consequential loss, damage, cost or expense of any kind whatsoever, and howsoever caused arising directly or indirectly in connection with these terms;

(b) for any loss to the extent caused or contributed to by any act or omission of the Holder;

(c) anything done or attempted to be done by it under or by virtue of these terms except arising out of its own gross negligence or willful default; or

(d) any omission of the Custodian under or by virtue of these terms except an omission constituting its own gross negligence or willful default.

9 Notices

9.1 Any notice given under these terms:

(a) must be in writing addressed to the intended recipient at the address shown below or at the last address notified by the intended recipient to the sender:

(i) If to the Custodian:

At the last physical address provided by the Company or the Custodian to the Holder.

(ii) If to the Holder:

At the last physical address provided by the Holder.

(b) must be signed by a person duly authorised by the sender; and

(c) shall be deemed to have been delivered in the case of delivery in person, when delivered to or left at the address of the recipient or at any other address which the recipient may have notified to the sender;

(d) in the case of mail, on the fifth day after the date on which the notice is accepted for posting by the relevant postal authority,

but if service is on a day which is not a day on which business is ordinarily conducted in the place to which the communication is sent or is later than 4.00pm (local time) on such a day, the notice will be taken to have been served on the next such day in that place.

10 Acknowledgment

10.1 The Holder acknowledges that the Custodian may hold shares in the Company on behalf of other persons, on the same, or similar terms as the Shares are held by the Custodian under these terms. Any such arrangement on the part of the Custodian shall not affect in any way the Custodian's obligations to the Holder under these terms.

10.2 The Custodian shall be a bare trustee of the Shares on behalf of the Holder. In particular (and without limitation):

(a) any dividends and other distributions and benefits derived from the holding of the Shares shall be strictly payable to the Holder, subject to any deduction which the Custodian is entitled to make under these terms;

(b) the Custodian shall have no responsibility in arranging meetings of any person that holds a legal or beneficial interest in the Company, except where notice has been given to the Custodian by investors who beneficially own more than 50% of the shares held by the Custodian in the Company;

(c) any communications received by the Custodian from the Company (in respect of Shares held beneficially for the Holder) shall be immediately forwarded by the Custodian to the Holder.

SCHEDULE 3

DEED OF ADHERENCE

This Deed Poll is made the day of February 2014

By

[Insert name of Bona Fide Third Party Acquirer] (the Purchaser) In favor of

Two Degrees Mobile Limited (the Company)

BACKGROUND

A The Purchaser wishes to purchase from [insert participant name] [insert number of shares] (the Shares) issued to [insert Participant name] on the terms of the Two Degrees Stock Settled Option Plan Rules dated [insert date] (the Plan Rules).

B It is a requirement of the Plan Rules that any purchaser of the Shares agree to accede to and be bound by the Plan Rules as if the Shares were initially issued to the Purchaser on the terms of the Plan Rules

C The Purchaser therefore wishes to enter into this deed poll to agree to be bound by the Plan Rules.

BY THIS DEED the parties agree as follows:

1 The Purchaser covenants and agrees to be bound by, the terms and conditions of the Plan Rules as if the Shares were initially issued to the Purchaser.

2 This Deed is for the benefit of each shareholder in the Company (the Existing Shareholders) and the Company and is enforceable by each Existing Shareholder and the Company.

3 This Deed is governed in all respects by the laws of New Zealand and each of the parties irrevocably submits to the non-exclusive jurisdiction of the New Zealand Courts as regards any claim, dispute or matter arising out or relating to this Deed.

EXECUTED AS A DEED

[insert attestation clause for Purchaser]